EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U-Haul Holding Company

Reno, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-56571 and 333-268891) of U-Haul Holding Company of our reports dated June 1, 2023, relating to the consolidated financial statements and schedules, and the effectiveness of U-Haul Holding Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2023.

/s/ BDO USA, LLP

Phoenix, Arizona

June 1, 2023